EXHIBIT 3(iii)


                         DATED                   1999
                         ----------------------------







                  (1)      IAN STUART REAY

                           JAYNE ELIZABETH HOLMES


                  (2)      EUROTELECOM CORPORATION LIMITED










                              ____________________

                              SHARE SALE AGREEMENT
                              ____________________





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                            HARTLEY LINFOOT & WHITLAM
                                   SOLICITORS
                               3 ST PETER'S CLOSE
                                    SHEFFIELD
                                     S1 2EJ

                              SHARE SALE AGREEMENT

DATE:                                                                       1999

PARTIES:

1. "The Vendors": the persons whose names and addresses are set out in columns 1 and 2 of Schedule 1

2. "The Purchaser": EUROTELECOM CORPORATION LIMITED (CRN 3184949) whose registered office is at Britannia House, British Fields, Ollerton Road, Tuxford, Newark, Nottinghamshire, DN22 0PQ


1        RECITALS

1.1 The company short details of which are set out in Schedule 2 ("the Company") is a private company limited by shares and at the date of this Agreement has an authorised share capital of (pound)5,000 divided into 5,000 Ordinary Shares of (pound)1 each all of which have been issued are fully paid or credited as fully paid and are registered in the names of the Vendors

1.2 The Vendors beneficially own the Shares in the numbers set out against their names in the 3rd column of Schedule 1 and have the right to sell or procure the sale of them free from all liens charges or incumbrances

1.3 The Vendors have agreed with the Purchaser to sell to it the Shares on the terms but subject to the conditions of this agreement

OPERATIVE PROVISIONS:

2        INTERPRETATION

2.1 In this Agreement the following words and expressions have the following meanings:



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         "Agreed Form"                      means in relation to any
                                            document the draft of that document
                                            which is either annexed to this
                                            Agreement or which has been
                                            initialled by the Vendors'
                                            Solicitors and the Purchaser's
                                            Solicitors for the purposes of
                                            identification


         "CAA 1990"                         the Capital Allowances Act 1990

         "Companies Act"                    Companies Act 1985

         "the Completion Date"              means the date of actual completion
                                            of the matters  provided for in
                                            clause 5 and "Completion" shall be
                                            construed accordingly

         "the Computer System"              means any computer systems products
                                            or software or any equipment and
                                            systems incorporating such computer
                                            systems products or software used
                                            by the Company

         "Consideration Shares"             means 200,000 restricted shares of
                                            Euro Telecom Communications Inc to
                                            be allotted and issued credited as
                                            fully paid to the Vendors as
                                            consideration for the Shares.

         "Deed of Covenant"                 a deed in the form set out in
                                            Schedule 4

         "Disclosure Letter"                the disclosure letter (with the
                                            attachments referred to in it) of
                                            the same date as this Agreement from
                                            the Warrantor to the Purchaser

         "Employees"                        means the Warrantor, Mark
                                            Weatherill, Emma Duncan and Jennifer
                                            Benson

         "FA"                               Finance Act

         "FRS" a Financial Reporting Standard issued by The Accounting Standards Board Limited or an SSAP

         "ICTA"                             Income and Corporation Taxes Act
                                            1988


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         "Intellectual Property"            means patents, trade marks,
                                            registered designs, applications for
                                            any of the foregoing, copyright,
                                            design rights and analogous rights,
                                            trade and business names, rights in
                                            confidential information howsoever
                                            arising and any right or interest in
                                            any of the foregoing;

         "Know-How"                         means inventions, discoveries,
                                            improvements, processes, formulae,
                                            techniques, designs, specifications,
                                            drawings, technical information,
                                            methods, test reports, component
                                            lists, manuals, instructions,
                                            catalogues and information relating
                                            to customers and suppliers, in so
                                            far as any of the foregoing is
                                            confidential and relates to the
                                            business of the Company and whether
                                            or not it is written or unwritten;

         "Last Accounts"                    the audited balance sheet as at the
                                            Last Accounts Date and the audited
                                            profit and loss account for the year
                                            ended on the Last Accounts Date of
                                            the Company and the directors'
                                            report and notes "Last Accounts
                                            Date" 31st March 1998 (being the
                                            date to which the Last Accounts have
                                            been prepared)

         "Loan Agreement"                   means a loan agreement between the
                                            Company and the Warrantor in the
                                            Agreed Form

         "the Property"                     means the leasehold property short
                                            particulars of which are contained
                                            in Schedule 3

         "the Purchaser's                   Hartley Linfoot and Whitlam of 3 St
         Solicitors"                        Peter's Close Sheffield  S1 2EJ

         "Service Agreements"               means the service and employment
                                            agreements in Agreed Form between
                                            the Company (1) and the Employees
                                            (2)

         "the Shares"                       the 5,000 Ordinary Shares of
                                            (pound)1 each in the share capital
                                            of the Company comprising the whole
                                            of the issued and allotted share
                                            capital of the Company

         "SSAP"                             any Statement of Standard Accounting
                                            Practice

         "Taxation"                         all forms of taxation duties imposts
                                            and levies whatsoever and wherever
                                            or whenever imposed

         "TCGA"                             the Taxation of Chargeable Gains Act
                                            1992

         "VATA"                             the Value Added Tax Act 1994

         "the Vendors' Solicitors"          means Richmonds of Richmond House,
                                            White Rose Way, Doncaster DN4 5JH

         "Warranties"                       the warranties and representations
                                            by the Warrantor contained in clause
                                            6 and Schedules 5 and 6

         "Warrantor"                        means Ian Stuart Reay of 9 Bankside,
                                            Ordsall, Retford, DN22 7UW


2.2 All references in this Agreement to a statutory provision shall be construed as including references to:

         2.2.1 any statutory modification consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force; and

         2.2.2 all statutory instruments or orders made pursuant to a statutory provision; and

         2.2.3 any statutory provisions of which a statutory provision is a consolidation re-enactment or modification

2.3 Any reference in this Agreement to the "Vendors" includes their respective personal representatives

2.4 Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision



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2.5      Expressions in the singular shall include the plural and vice versa and to any gender includes the other genders and vice versa and references to persons shall include corporations and vice versa

2.6 References to recitals clauses and schedules are references to recitals and clauses of and schedules to this Agreement

2.7      The Schedules form part of this Agreement

2.8 The expression "the Purchaser" shall include its nominees, successors in title and permitted assigns.

3.       SALE AND PURCHASE OF SHARES

3.1      Subject to the terms of this Agreement:

         3.1.1    each of the Vendors shall sell with full title guarantee and

         3.1.2 the Purchaser (relying on the representations warranties undertakings and indemnities by the Vendors in this Agreement) shall purchase the Shares free from all claims and encumbrances and with all attached or accrued rights as at the Completion Date for the consideration detailed in clause 4

3.2 Each of the Vendors waives any rights of pre-emption conferred on them by the articles of association of the Company or otherwise over those of the Shares agreed to be sold by the other Vendors

3.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously


4.       PURCHASE CONSIDERATION

4.1 The purchase consideration for the Shares shall be satisfied by the allotment to the Vendors of the Consideration Shares and by the payment by the Purchaser to the Vendors of the sums of:

         4.1.1    $96,000 on the Completion date

         4.1.2    $48,000 on October 1999 and

         4.1.3    (pound)48,000 on  April 2000

         all such sums being paid by bankers draft or telegraphic transfer to the Vendor's Solicitors or by such other means as agreed by the parties, and apportioned between the Vendors in the proportions set opposite their names in column 4 of Schedule 1


5.       COMPLETION

5.1 Completion of the purchase of the Shares shall take place at the offices of the Vendors' Solicitors immediately after the signing of this Agreement

5.2      The Vendors shall deliver to the Purchaser:

         5.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct of the Shares together with the relative share certificates and such waivers consents or other documents as may be required to pass good title in the Shares to the Purchaser

         5.2.2 the undated draft lease to the Property to be made between Dasco Overseas Engineering Limited (1) and the Company (2) ("the Lease")

         5.2.3    the Deed of Covenant duly executed by the Warrantor

         5.2.4 the resignation of Jayne Elizabeth Holmes as secretary of the Company with a written acknowledgement (which shall be executed as a deed in the Agreed Form) that she has no claim whatever against the Company whether in respect of compensation for loss of office damages pensions loans or otherwise

         5.2.5 a written acknowledgement executed as a deed in the Agreed Form from the Warrantor who is to continue as a director after the date of Completion that he has no claim whatever against the Company other than in respect of his directors loan account



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         5.2.6    certificates from the Company's bankers certifying the current account balance of the Company at the close of business on the last business day preceding Completion

         5.2.7 appropriate forms to amend the mandates given by the Company to its bankers

         5.2.8 appropriate certified minutes of the Company authorising execution of this Agreement, and any other ancillary documentation in the Agreed Form

         5.2.9    the Disclosure Letter

         5.2.10   duly executed duplicates of the Service Agreements

         5.2.11 the Certificate of Incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (all entered up to date) of the Company

5.3 The Vendors will procure that a board meeting of the Company shall be held at which:

         5.3.1 such persons as the Purchaser may nominate shall be appointed as directors and the secretary of the Company

         5.3.2 there shall be submitted and accepted the resignation of the secretary referred to in clause 5.2.4

         5.3.3 the transfers of the Shares (subject to stamping) shall be approved for registration

         5.3.4 the existing bank mandates given by the Company shall be cancelled

         5.3.5 the registered office of the Company shall be changed as the Purchaser may direct

5.4      The Purchaser shall:

         5.4.1 procure that the Consideration Shares are transferred to the Vendors

         5.4.2 deliver to the Vendors a Memorandum of Deposit of the Shares in the Agreed Form as security for the payments due under Clause 4

6.       WARRANTIES BY THE WARRANTOR

6.1 The Warrantor warrants to the Purchaser that save as stated in the Disclosure Letter the Warranties set out in Schedules 5 and 6 are true and accurate in all respects and that the contents of the Disclosure Letter and of all accompanying documents are true and accurate in all respects and fully clearly and accurately disclose every matter to which they relate

6.2 Each of the Warranties is without prejudice to any other warranty or undertaking and except where expressly stated no clause contained in this Agreement governs or limits the extent or application of any other clause

6.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion or by any failure to exercise or delay in exercising any right or remedy

6.4 The Warranties shall be deemed to be given as at the date of this Agreement and to be repeated immediately before Completion and to relate to the facts then existing

6.5 This clause and the Warranties and the Deed of Covenant are subject to the provisions of Schedule 7 which shall apply to limit and regulate the rights of the parties under this Agreement and the Deed of Covenant. In the case of any conflict or inconsistency the provisions of Schedule 7 shall prevail

6.6 Any of the Warranties which are qualified by the expression "to the best of the knowledge information and belief of the Warrantor" or "so far as the Warrantor is aware" or any similar expression shall be deemed to qualify the Warranty to relate only to matters of which the Warrantor had actual personal knowledge and does not extend to any matters which he may be deemed to know or to imply that the Warrantor has made any special or specific enquiries into the subject matter of the Warranties

7.       NON-COMPETITION

7.1 The Warrantor covenants with the Purchaser that (save with the consent in writing of the Purchaser):

         7.1.1 he will not use or procure or cause or (so far as the Warrantor is able) permit the use of any name or names identical or similar to or including the words "Easy I P" or any colourable imitation thereof in connection with any activity whatsoever;

         7.1.2 he will not during the period of 1 year from Completion either solely or jointly with or as manager agent or consultant of any other person or body (corporate or unincorporated) carry on or be engaged or concerned or interested directly or indirectly within the United Kingdom in the business carried on by the Company as carried on at Completion

         7.1.3 he will in respect of goods or services of the nature presently provided in the business carried on at the date of this Agreement by the Company for a period of 1 year from Completion solicit (either on its or their own account or as the employee or manager agent consultant to employee of any other person) the custom of any person who is or was within a period of 12 months prior to Completion a customer of the Company in relation to its respective businesses or have any dealings with any such person

         7.1.4 he will keep confidential and not disclose or make use of any financial or other confidential information or Know-How relating to the said business including but not limited to any such confidential information about current or future affairs or plans or about customers or other persons with whom the Warrantor or the Company has or has had dealings or are or have been concerned in relation to the business of the Company

         7.1.5 he will not during the period of 1 year from Completion induce or seek to induce away from the Company with a view to engaging them in any competing business any current manager employee consultant or representative employed or engaged by it or them and for the purpose of this clause "current director manager employee consultant or representative" shall mean any person who is currently employed by the Company at the time of Completion including all such persons who have given notice to terminate their employment (whether or not in accordance with the terms of their employment) and all such persons who should have given such notice but failed to do so before leaving their employment

         7.1.6 he will not during the period of 1 year from Completion own beneficially or otherwise or be interested in the share capital of any company engaged in providing services of the nature presently provided by the business of the Company (other than the Purchaser or Eurotelecom Communications Inc.)

         PROVIDED that nothing contained in this clause shall prevent the Warrantor from at any time holding for investment purposes only any class of securities for the time being listed or dealt in on any stock exchange where its interest does not exceed 1% of all the issued securities of that class

7.2 The Warrantor confirms that the covenants contained in clause 7.1 are no greater than is reasonable or necessary for the protection of the interests of the Purchaser and further that such covenants shall be deemed to be entire separate severable and separately enforceable in the widest sense from the other parts of clause 7.1 so that each covenant shall be deemed to be a separate covenant notwithstanding the fact that it appears in the same clause sub-clause or sentence as any other covenant or is imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases

8        NOTICES

8.1 Any notice to be given for the purposes of this Agreement shall either be delivered personally or sent by first class recorded delivery post Datapost or telefax (facsimile transfer)

8.2 The address for service of the Vendors shall be the address set out in this Agreement or such other address as the Vendors may from time to time notify for the purpose of this Clause

8.3 The address for service of the Company and the Purchaser shall be their respective registered offices for the time being

8.4      A notice shall be deemed to have been served as follows:

         8.4.1    if personally delivered at the time of delivery

         8.4.2 if sent by recorded delivery post at the expiration of 48 hours after the same was delivered into the custody of the postal authorities

         8.4.3 if sent by Datapost at the expiration of 24 hours after the same was delivered into the custody of the postal authorities and

         8.4.4 if sent by telefax (facsimile transfer) at the expiration of 12 hours after despatch

8.5 In proving such service it shall be sufficient to prove that personal delivery was made or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid recorded delivery letter or Datapost letter or that the telefax (facsimile transfer) was properly addressed and despatched

9        GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in all respects in accordance with English law and the parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute suit action arbitration or proceedings which may arise out of or in connection with this agreement.

10       PUBLICITY

         No announcement or other disclosure concerning the sale and purchase of the Shares or any ancillary matter shall be made before or after Completion by the Warrantor (whether to the press employees customers or suppliers) save in the Agreed Form between the parties or otherwise as required by law or by the Council of the Stock Exchange

11       GENERAL

11.1 None of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties

11.2 This Agreement and the Schedules and other documents referred to herein contains the whole agreement between the parties relating to the transactions provided for in this Agreement and supersede all previous agreements (if any) between such parties in respect of such matters each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement

11.4 No failure or delay by the Warrantor or Purchaser in exercising any claim remedy right power or privilege under this agreement shall operate as a waiver nor shall any single or partial exercise of any claim remedy right power or privilege preclude any further exercise thereof or exercise of any other claim right power or privilege

IN WITNESS whereof this Agreement has been duly executed as follows:-





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

                                   SCHEDULE 1

                       VENDORS' HOLDINGS AND CONSIDERATION


COLUMN 1            COLUMN 2                COLUMN 3           COLUMN 4                COLUMN 5


                                            HOLDING OF         NUMBER OF
NAME                ADDRESS                 SHARES             CONSIDERATION SHARES    CASH CONSIDERATION

Ian Stuart Reay     9 Bank Side             2750               110,000                 $105,600
                    Ordsall
                    Retford
                    Nottinghamshire
                    DN22 7UW


Jayne Elizabeth     9 Bank Side             2250                90,000                 $86,400
Holmes              Ordsall
                    Retford
                    Nottinghamshire
                    DN22 7UW



                                   SCHEDULE 2

                                   THE COMPANY



Name:                                       Easy I P Limited


Registered Number:                          3069875


Date of Incorporation:                      19 June 1995


Registered Office:                          Britannia House
                                            British Fields
                                            Ollerton Road
                                            Newark
                                            NG22 0FQ


Directors:                                  Ian Stuart Reay


Secretary:                                  Jayne Elizabeth Holmes


Auditors:                                   Bland & Co
                                            70 Balby Road
                                            Balby
                                            Doncaster
                                            DN4 0JL


Accounting Reference Date:                  31 March


Share capital:                              authorised:      5000
                                            issued:          5000


Bankers:

                                   SCHEDULE 3

                                  THE PROPERTY


                                    LEASEHOLD
                                    ---------




Office Premises at Ollerton Road, Tuxford, Newark, Nottinghamshire described in the Lease.

                                   SCHEDULE 4

                                DEED OF COVENANT


DATED:                                1999
------

PARTIES:
--------

1.       "COVENANTOR": Ian Stuart Reay of 9 Bankside, Ordsall, Retford, DN22 7UW


2. "PURCHASER": Eurotelecom Corporation Limited CRN: 3184949 whose registered office is at Britannia House, British Fields, Ollerton Road, Tuxford, Newark, NG22 0PQ

RECITAL
-------

This deed is entered into in accordance with an agreement ("the Agreement") made between the Covenantor (1), Jayne Elizabeth Holmes (2) and the Purchaser (3) relating to the sale of the whole of the ordinary share capital of Easy I P Limited ("the Company")

OPERATIVE PROVISIONS:
---------------------

1.       DEFINITIONS

         In this deed:-

         1.1 the same meaning is given to words and expressions defined in the Agreement except where otherwise provided or expressly defined below;

         1.2 "TAXATION" means all forms of taxation, duties and levies whatsoever and whenever imposed, whether by governmental or other authority and whether of the United Kingdom or elsewhere, and (without limitation) includes:-

                  1.2.1 income tax, corporation tax, capital gains tax, inheritance tax, stamp duty, rates, value added tax, customs and other import duties and national insurance contributions and any payment whatsoever which the Company may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above;

                  1.2.2 all costs, charges, interest, fines, penalties and expenses incidental, or relating, to any Taxation;


         1.3 "RELIEF" includes any relief, allowance, exemption, set-off or deduction in computing, or against, profits, income or gains of any description or from any source, or credit against Taxation;

         1.4 "LIABILITY TO TAXATION" means any liability of the Company to make a payment in respect of Taxation but does not include:-

                  1.4.1 the loss, counteracting or clawing back of any Relief which would otherwise have been available to the Company;

                  1.4.2 the nullifying, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company;

                  Provided however that, if the loss, counteracting or clawing back of any Relief referred to in clause 1.4.1, or the nullifying, cancellation or set-off of a right to repayment as referred to in clause 1.4.2 results in the Company suffering a liability to make a payment in respect of Taxation, then the liability shall itself be a Liability to Taxation for the purposes of this deed;

         1.5 "CLAIM FOR TAXATION" includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world, whereby it appears that the Company is, or may be subject to a Liability to Taxation;

         1.6 "FINAL DETERMINATION" means, in relation to a Claim for Taxation where there is an appeal against that assessment:-

                  1.6.1 an Agreement under TMA s54 or any legislative provision corresponding to that section; or

                  1.6.2 a decision of a court or tribunal from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

2.       COVENANTS

         2.1 Subject as provided below, the Covenantor covenants with the Purchaser to pay to the Purchaser an amount equal to:-

                  2.1.1    any Liability to Taxation;

                  2.1.2    any settlement of a Claim for Taxation; and

                  2.1.3 the costs incurred by the Company in relation to any demands, actions, proceedings and claims in respect of any such Liability to Taxation or Claim for Taxation.

         2.2 The covenant in clause 2.1 shall apply only where the Liability to Taxation or the Claim for Taxation:-

                  2.2.1 results from or is made wholly or partly in respect of or in consequence of any acts, omissions or transactions whatsoever of the Company, or of the Covenantor, occurring or entered into on or before the date of this deed; or

                  2.2.2 results from, or is calculated by reference to, any actual or deemed income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued on or before that date; or

                  2.2.3 results from, or is calculated by reference to, any dividend or distribution paid or made, or deemed to have been paid or made, before that date.

         2.3 If the Purchaser is satisfied that any payment due from the Covenantor will be, or has been, subject to a Liability to Taxation, it shall be entitled to receive from the Covenantor on demand such amount as will ensure that the net receipt, after Taxation, to the Purchaser in respect of the payment is the same as it would have been were the payment not subject to Taxation in the hands of the Purchaser.

3.       EXCLUSIONS

         3.1 The covenant in clause 2.1 shall not apply to any Liability to Taxation or Claim for Taxation:-

                  3.1.1 to the extent that an appropriate provision or reserve was made in the Last Accounts or any earlier accounts of the Company;

                  3.1.2 for which the Company is, or may become, liable wholly or primarily as a result of transactions in the ordinary course of its business (but not including the sale of any fixed assets or land held for development) after the date of the Last Accounts

                  3.1.3 to the extent that the Liability or Claim arises as a result only of the appropriate provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement.

         3.2 This Deed is subject to the provisions of Schedule 7 of the Agreement which shall apply to limit and regulate the rights of the parties under this Deed


4.       MITIGATION

         4.1 When the Covenantor has satisfied an obligation under this deed to pay the Purchaser in respect of a Liability to Taxation and the Company has (whether by operation of law, contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person or persons in respect of the Liability to Taxation, the Purchaser shall (so far as it reasonably can) procure that the Company shall take all reasonable steps to enforce the right, and shall give credit to the Covenantor for any sum recovered by the Company (net of Taxation) by reason of the right, or shall so far as possible, at the request and expense of the Covenantor, procure the Company to assign the right to the Covenantor, in such form as they shall reasonable require.

5.       CONDUCT OF CLAIMS

         5.1 The Purchaser shall notify the Covenantor in writing of any Claim for Taxation which comes to its notice, whereby it appears that the Covenantor is, or may become, liable to pay the Purchaser under this deed. Where a time limit for appeal applies to the Claim, the notification shall be given as soon as reasonably possible after the date on which the Claim comes to the notice of the Purchaser but, where no time limit applies or the period to which the limit relates has not commenced, the notification shall be given within fifty six days of that date.

         5.2 The Purchaser shall give such information and assistance in connection with the affairs of the Company as the Covenantor may reasonably request in relation to any Claim for Taxation.

         5.3 Subject to clause 5.4 the Purchaser shall (so far as it reasonably can) procure the Company, at the expense of the Covenantor to take such action to contest any Claim for Taxation to which this deed applies as the Covenantor may reasonably require.

         5.4 The Covenantor shall at the request of the Company, provide, to the reasonable satisfaction of the Company, security or indemnities, or both, in respect of all the costs and expenses of disputing any Claim for Taxation to which this deed applies.

6.       DATES FOR AND QUANTUM OF PAYMENTS

         6.1 This clause shall apply solely for determining the date on which any payments or repayment shall be made by or to the Covenantor pursuant to this deed and (where expressly provided) the amounts of the payments or repayments.

         6.2 Subject to the provisions of Schedule 7 of the Agreement the Covenantor shall make payment to the Purchaser to the extent that, and on the date on which, the Company discharges or is deemed to discharge a Liability to Taxation in respect of which the Purchaser is entitled to be paid under this deed.

         6.3 The Purchaser shall make a repayment to the Covenantor to the extent that, and on the date on which, the Company receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to clause 6.2. Any repayment to the Covenantor pursuant to this clause 6.3 shall not prejudice the rights of the Purchaser against the Covenantor in the event that a further Liability to Taxation is imposed upon the Company, whether in respect of matters to which the repayment relate or otherwise.

         6.4 For the purposes of clause 6.2, the Company shall be deemed to discharge a Liability to Taxation:-

                  6.4.1 on the date on which the Company pays any Liability to Taxation; or

                  6.4.2 on the date on which any Liability to Taxation would have fallen due but for Reliefs, rights of repayment, or other rights or claims of a similar nature to which clause 4.1. applies.

         6.5 For the purpose of clause 6.3, the Company shall be deemed to receive a repayment:-

                  6.5.1 on the date on which the Company received a repayment of Taxation to which clause 6.3 applies;

                  6.5.2 if and when the Company would have received a repayment but for a Liability to Taxation in respect of which the Purchaser is not entitled to be paid under this deed;

                  6.5.3 if and when the Company would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or

                  6.5.4 if and when the Company is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

         6.6 Subject to the provisions of Schedule 7 of the Agreement upon Final Determination of a relevant Claim for Taxation the Covenantor shall promptly pay to the Purchaser such amount, or further amount in addition to any sums already paid under this deed, as is required to cover the full liability of the Covenantor under this deed.

7.       GENERAL

         7.1 This deed shall be binding on the Covenantor and, where relevant, his successors.

         7.2 The benefit of this deed may be assigned to any person to whom the Shares are transferred which is within the same group of the Purchaser.

         7.3 The provisions of the Agreement relating to notices shall apply to any notice to be given under, or in connection with, this deed.

         7.4 The construction, validity and performance of this deed shall be governed by the laws of England.

                  DELIVERED as a deed on the date of this document

                                   SCHEDULE 5

                                   WARRANTIES


ACCURACY OF INFORMATION
-----------------------

1.1 So far as the Warrantor is aware all information relating to the business, activities, affairs, assets or liabilities of the Company provided to the Purchaser or any of its employees, officers, agents or advisers by the Warrantor in the course of the negotiations leading to the execution of this Agreement was when given and is now true and accurate in all material respects

1.2 So far as the Warrantor is aware there is no information relating to the Company which renders any of the information referred to in paragraph 1.1 above misleading

1.3 The information contained in Schedules 1,2 and 3 and in the Disclosure Letter is true and accurate in all respects and is not misleading

1.4 There are no facts or circumstances known to the Warrantor and not disclosed to the Purchaser in relation to the assets, business or financial condition of the Company which in the opinion of the Warrantor if disclosed, might reasonably be expected to affect the decision of the Purchaser to enter into this Agreement

CONSTITUTION OF THE COMPANY
---------------------------

2.1 The Warrantor has no notice that the statutory books and minute books of the Company have not been properly kept or that they contain inaccurate and incomplete records of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received by the Warrantor

2.2 The number of Shares set opposite the respective names of the Vendors in column 3 of Schedule 1 are beneficially owned by him, are free from all liens, charges and encumbrances or interests in favour of or claims made by or which could be made by any other person, are fully paid and together represent the entire allotted and issued share capital of the Company

2.3 The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied in it or annexed to it a copy of every such resolution or Agreement as is referred to in section 380(1) of the Companies Act and sets out in full the rights and restrictions attaching to the share capital of the Company

2.4 So far as the Warrantor is aware no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other Agreement or otherwise howsoever
2.5 The Warrantor is not aware of any current notice that the Company has not properly and punctually made all returns which it is required to make to the Registrar of Companies, to any other governmental or regulatory body and to any local authority

2.6 The Warrantor has no notice that due compliance has not been made with all the provisions of the Companies Act in connection with the formation of the Company, the allotment, issue, purchase and redemption of shares, debentures and other securities in the Company, the reduction of the authorised and issued share capital of the Company, any amendment to the memorandum or articles of association of the Company and the passing of resolutions and the payment of dividends by the Company

2.7 So far as the Warrantor is aware the Company has at all times conducted its business intra vires, has not entered into any transaction ultra vires the Company or outside of the authority or powers of the directors of the Company and is not in breach of the provisions of the Articles

CAPACITY AND INTERESTS
----------------------

3.1 The Vendors have the requisite power and authority to enter into and perform this Agreement and the Warrantor has the requisite power and authority to enter into and perform the Deed of Covenant

3.2 The execution and delivery of and the performance by the Vendors and the Warrantor of their respective obligations under this Agreement and the Deed of Covenant will not so far as the Warrantor is aware:-

         3.2.1 result in a breach of, or constitute a default under, any Agreement, instrument or arrangement to which the Warrantor or the Company is a party or by which the Warrantor or the Company is bound; or

         3.2.2 result in a breach of any order, judgment or decree of any court or governmental agency to which the Warrantor or the Company is a party or by which the Warrantor or the Company is bound; or

         3.2.3 result in a breach of the rules or requirements of any professional body or trade association of which the Warrantor is a member or by which the Warrantor is bound

3.3 With the exception of the Warrantor's loan account no indebtedness (actual or contingent) is outstanding from and no contract or arrangement exists between the Company and the Warrantor or any director of the Company or any person connected with any the Warrantor or director

3.4 Except as disclosed neither the Warrantor or person connected with the Warrantor has any interest, direct or indirect, in any business which competes or has competed or is in the future likely to compete with any business now carried on by the Company nor does he intend to acquire any such interest

3.5 Except in relation to his loan account the Warrantor is not entitled to any claim of any nature against the Company, or any of its officers, employees, principal customers or suppliers and the Warrantor has not assigned to any third party the benefit of any such claim to which he was previously entitled

ACCOUNTS
--------

4.1 So far as the Warrantor is aware the last Accounts:

         4.1.1 have been prepared in accordance with generally accepted accounting practice in the United Kingdom, comply with the requirements of the Companies Act and of all relevant FRS's

         4.1.2 are complete and accurate in all respects, properly show all assets and liabilities (whether actual or contingent) of the Company as at the Last Accounts Date and

         4.1.3 show a true and fair view of the state of affairs and the financial position of the Company as at and for the financial year ended on the Last Accounts Date and of the profits or losses of the Company for the financial year ended on the Last Accounts Date

4.2 Without prejudice to the generality of the foregoing the Warrantor has no notice that in the Last Accounts:-

         4.2.1 depreciation of the fixed assets of the Company has not been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives and no fixed asset has attributed to it a value exceeding its current market value at the Last Accounts Date;

         4.2.2 except as disclosed the value attributed to stock and work-in-progress does not exceed the lower of cost and net realisable value at the Last Accounts Date. For the purposes of ascertaining the net realisable value of stock at the Last Accounts Date, unsaleable, defective, redundant and excessive stock and stock which had been returned or rejected by a customer or did not comply with the specification relating thereto and all stock which had at the Last Accounts Date been held for three months or longer has been written down to nil;

         4.2.3 no proper provision or reserve (as appropriate) has been made for all bad and doubtful debts, all liabilities and obligations (actual, contingent or disputed) and all capital commitments;

         4.2.4 no provision or reserve (as appropriate) has been made for all Taxation liable to be assessed on the Company or for which the Company is accountable (whether primarily or otherwise) in respect of income, profits or gains earned, accrued or received on or before the Last Accounts Date or deemed to have been or treated as earned, accrued or received for Taxation purposes and/or for any event on or before the Last Accounts Date, including distributions made down to the Last Accounts Date or provided for in the Last Accounts; and

         4.2.5 no full and proper provision or reserve (as appropriate) in accordance with generally accepted accounting practice in the United Kingdom and all relevant FRS's has been made in the Last Accounts for all deferred Taxation of the Company

4.3 So far as the Warrantor is aware the bases and policies of accounting of the Company adopted for the purpose of preparing the Last Accounts are, subject to paragraph 4.1 above, the same as those adopted for the purpose of preparing the audited accounts of the Company for the three preceding accounting periods and none of the audited accounts of the Company for the last five accounting periods were qualified by the auditors

4.4 The Warrantor has no notice that the books of account and other accounting records of the Company have been kept on anything other than a consistent basis, are in its possession, made up to date and contain the information required by law and generally accepted accounting principles

4.5 The accounting reference date of the Company is and has at all times been that stated in Schedule 2

BUSINESS SINCE THE LAST ACCOUNTS DATE
-------------------------------------

5.1 Since the Last Accounts Date in the opinion of the Warrantor and except as disclosed:-

         5.1.1 the Company has carried on its business in the ordinary and usual course without any interruption in the nature, scope or manner of its business;

         5.1.2 other from for seasonal trends there has been no material adverse change in the trading position or prospects of the Company;

         5.1.3 the Company has not acquired or agreed to acquire any asset for a consideration which is higher than market value at the time of acquisition and has not disposed of or agreed to dispose of any asset for a consideration which is lower than market value or book value, whichever is the higher, at the time of disposal;

         5.1.4 the Company has not assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary and usual course of business;

         5.1.5 except in the ordinary course of business the Company has not assumed or incurred any liability or entered into any commitment, involving expenditure in excess of (pound)10,000;

         5.1.6 no distribution of capital or income has been declared, made or paid in respect of any share in the capital of the Company

BORROWINGS AND BANK FACILITIES
------------------------------

6. The Company has no overdraft facility with its bankers and has no other loan facilities

GUARANTEES AND INDEMNITIES
--------------------------

7. So far as the Warrantor is aware and except as indicated there is not outstanding any guarantee, indemnity or security given by or for the benefit of the Company

DEBTORS
-------

8.1 Each debt now owed to the Company is not subject to any counter-claim or set-off, except to the extent of any provision or reserve in the Last Accounts or in any previous audited accounts of the Company or in the subsequent management accounts of the Company and no amount included in the Last Accounts as owing to the Company at the Last Accounts Date has been realised for an amount less than the value at which it was included in the Last Accounts or has been released (in whole or in part) or so far as the Warrantor is aware is, irrecoverable in whole or in part

8.2      The Company has not granted credit terms exceeding thirty days

CUSTOMERS AND SUPPLIERS
-----------------------

9.1 No material customer or supplier of or to the Company has during the last twelve months ceased or indicated an intention to cease (or to reduce significantly the volume of) trading with the Company

9.2 The Last Accounts include full and proper provision for all costs and charges payable by the Company as at the Last Accounts Date and no cost or expense will arise relative to any period up to the Last Accounts Date which is not provided for in the Last Accounts

9.3      The Company has no written Standard terms of business

OWNERSHIP AND CONDITION OF ASSETS
---------------------------------

10.1 Except for assets disposed of by the Company in the ordinary course of trading and goods supplied subject to retention of title, the Company is the owner of and has good and marketable title to all fixed assets included in the Last Accounts and all assets which have been acquired by the Company since the Last Accounts Date, all of which assets are in the Company's possession and under its control and subject as aforesaid there is not now outstanding any charge, option, lien, pledge or encumbrance (or agreement to grant any such over the whole or any part of the undertaking, property or assets of the Company nor any right to acquire such save for those items the subject of the hire purchase, leasing or rental agreements referred to in the Disclosure Letter

10.2 The Warrantor has no notice that any plant and machinery (including fixed plant and machinery), vehicles and office equipment used by the Company in connection with its business are in other than good repair and condition and are capable of being efficiently and properly used in connection with the business of the Company and so far as the Warrantor is aware none is dangerous, inefficient, obsolete or in need of renewal or replacement

10.3 The schedule of plant and machinery a copy of which is annexed to the Disclosure Letter sets out a complete and accurate record of the plant and machinery and vehicles owned or used by the Company

10.4 The Company's stock is in good and marketable condition, is capable of being sold by the Company in the ordinary course of its business without any rebate, discount or allowances (other than normal rebates, discounts or allowances granted to customers)

10.5 There are no maintenance contracts in force and effect in respect of all the Company's assets


INSURANCE
---------

11.1 Except as shown in the Disclosure Letter all the assets of the Company which are of an insurable nature are at the date of this Agreement insured to their full market value against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company is now adequately covered against accident, third party liability, injury, damage and other risks normally covered by insurance by such companies. In respect of all such insurances:-

         11.1.1   all premiums have been duly paid to date;

         11.1.2   all the policies are in force and have not been avoided;

         11.1.3 there are no special or unusual terms or restrictions and the premiums payable are not in excess of the normal rates; and

         11.1.4 So far as the Warrantor is aware no claim is outstanding and the Warrantor has no notice of any circumstances that exist which may give rise to any claim


GRANTS
------

12. So far as the Warrantor is aware the Company has not applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to the Company is liable to be refunded or withheld in whole or in part in consequence of any action or omission of the Company


COMPLIANCE WITH LAWS
--------------------

13. Except as disclosed the Warrantor has no notice that the Company or its officers or employees in the course of their respective duties to the Company have done or omitted to do anything in breach of the law of the United Kingdom or of any foreign country in which the Company conducts business

LICENCES AND CONSENTS
---------------------

14. The Warrantor has no notice that any licences, consents, approvals, permissions, permits and authorities (public and private) necessary or desirable for the carrying on of the business of the Company effectively in the places and in the manner in which such business is now carried on have not been obtained and all such licences, consents, approvals, permissions, permits and authorities are valid and subsisting and, so far as the Warrantor is aware there is no reason why and no facts or circumstances which would be likely to give rise to any reason why any of them should be suspended, cancelled or revoked or not renewed

LITIGATION
----------

15       So far as the Warrantor is aware and except as disclosed:-

15.1 The Company is not engaged in any litigation or arbitration proceedings and no litigation or arbitration proceedings are pending or threatened by or against the Company, nor are there any facts or circumstances known to the Warrantor which may give rise to any litigation or arbitration proceedings being commenced by or against the Company

15.2 Neither the Company nor any of its officers is being prosecuted for any criminal offence, there are no such prosecutions pending or threatened and there are no facts or circumstances which may give rise to any such prosecution

15.3 No litigation or arbitration proceedings commenced by or against the Company or which have been threatened to be so commenced have been settled or compromised during the period of five years ending on the date of this Agreement in respect of amounts exceeding in aggregate (pound)1,000

15.4 The Company is not subject to any order or judgment given by any court, governmental agency or other regulatory body and is not a party to any undertaking or assurance given to any court, governmental agency or other regulatory body which is still in force nor are there any facts or circumstances known to the Warrantor which may result in the Company becoming subject to any such order or judgment or being required to be a party to any such undertaking or assurance

15.5 There have been no investigations of, or disciplinary proceedings made against, the Company or any of its officers or employees, no such investigations or disciplinary proceedings are currently pending or threatened and there are no facts or circumstances known to the Warrantor which may give rise to such investigations or proceedings

COMPETITION LAW MATTERS
-----------------------

16       So far as the Warrantor is aware and except as disclosed:

16.1 the Company is not and has not been a party to any agreement as defined in the Restrictive Trade Practices Act 1976 ("the RTPA") which has been furnished to the Director General of Fair Trading as provided for in the RTPA or which is or was subject to registration pursuant to the RTPA and which has not been so furnished

16.2 The Company has not been and is not a party to any agreement or concerted practice which infringes Article 85 of the EEC Treaty and is not in contravention of any regulation or other enactment made under
         Article 87 of the EEC Treaty

16.3 No action, practice or course of conduct now or previously done or carried on by the Company and no Agreement to which the Company is or was a party or any part of any such agreement:-

         16.3.1 is or has been the subject of any investigation or reference under the Competition Act 1980; or

         16.3.2   is or was unlawful by virtue of the Resale Prices Act 1976; or

         16.3.3 is or was an abuse of a dominant position under Article 86 of the EEC Treaty

16.4 The Warrantor has not at any time received, nor has the Warrantor any grounds for believing that the Company has received or that the Warrantor or the Company may receive, any process, notice, communication or any formal or informal request for information with reference to any actual or proposed agreement, arrangement, concerted practice, trading policy or practice, course of conduct or activity of the Company from the Director General of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the commission of the European Communities, the Restrictive Practices Court or from any other person or body (wherever situated) whose task it is to investigate, report or decide upon matters relating to monopolies, mergers or anti-competitive agreements or practices nor has anything done or to be done or proposed to be done by the Company been the subject of any report, decision, order, judgment or injunction made, taken or obtained by any of such persons or bodies, nor has the Company given or been the subject of any undertakings or assurances given (directly or indirectly) to any such persons or bodies

16.5 The Company has not been party to any Agreement, practice or arrangement which, in whole or in part, contravenes the provisions of the Trade Descriptions Acts 1968 or the Consumer Credit Act 1974

TRADING AND CONTRACTUAL ARRANGEMENTS
------------------------------------

17       So far as the Warrantor is aware and except as disclosed:-

17.1     The Company is not and never has been a party to:-

         17.1.1 any partnership, joint venture, European Economic Interest Group or consortium arrangement or agreement or any agreement for sharing commissions or other income;

         17.1.2 any agreement or arrangement which is liable to be terminated by another party or under which rights of any person are liable to arise or be affected as a result of any change in the control, management or shareholders of the Company;

         17.1.3 any agreement or arrangement of a loss making nature (this is to say, now known to be likely to result in a loss on completion of performance);

         17.1.4 any agreement containing covenants limiting or excluding its right to do business and/or to compete in any area or in any field or with any person, firm or company;

         17.1.5 any agreement or arrangement of an unusual or abnormal nature or entered into otherwise than on an arm's length basis in the ordinary and usual course of the Company's business;

         17.1.6 any agreement or arrangement which cannot readily be fulfilled or performed by the Company in accordance with its terms without undue or unusual expenditure or effort;

         17.1.7 any agreement or arrangement suffering from any invalidity or in respect of which there are grounds for determination, rescission, avoidance or repudiation by any other party; or

         17.1.8 any agreement or arrangement which involves payment by reference to fluctuations in the index of retail prices or any other index, or in the rate of exchange for any currency

17.2 No offer, tender or the like given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to a contract merely by a unilateral act of another person

17.3 The Company has received no notice that any products manufactured sold or supplied by it are, or were or will become in any material respect faulty or defective or do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all applicable regulations standards and requirements

17.4 The Company is not a member of any trade business or similar association

TITLE DEEDS
-----------

18. So far as the Warrantor is aware and except as disclosed all documents which in any way affect the right, title or interest of the Company in or to any of its property, undertakings or assets and all agreements to which the Company is a party are in the possession of the Company and are properly stamped

POWERS OF ATTORNEY
------------------

19. So far as the Warrantor is aware the Company has not given a power of attorney and no person has any authority (express, implied or ostensible) which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf other than any authority to employees to enter into routine trading contracts in the normal course of their duties and to executive directors

INSOLVENCY
----------

20.      The Warrantor has not notice that:

20.1 a receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of the Company

20.2 an administration order has been made in relation to the Company or a petition for such an order has been presented

20.3 a proposal for a voluntary arrangement between the Company and its creditors (or any class of them) has been made to or is in the contemplation of the Company

20.4 a petition has been presented, or order has been made or resolution has been passed for the winding-up of the Company

20.5 the Company has stopped payment to its creditors or is it insolvent or unable to pay its debts as and when they fall due

20.6     an unsatisfied judgment is outstanding against the Company

OFFICERS AND EMPLOYEES
----------------------

21.1 Those persons named as such in Schedule 2 are the only directors and the secretary of the Company and the particulars set out in Schedule 2 are true and complete

21.2 No person is or (so far as the Warrantor is aware) has been a shadow director of the Company

21.3 The particulars shown in the schedule of employees annexed to the Disclosure Letter list all the employees of the Company, are true and accurate and show in relation to each employee and officer:-

         21.3.1   all cash remuneration payable (including accrued holiday pay);

         21.3.2   details of all benefits receivable otherwise than in cash; and

         21.3.3 details of any profit sharing, incentive and bonus arrangements in which he participates (whether or not such arrangements are legally binding on the Company)

21.4 Except as disclosed no change in the remuneration, benefits and arrangements shown in the schedule of employees is due or expected within six months from the date of this Agreement and no request for any such change has been received

21.5 There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable by the Company without damages or compensation (other than any compensation payable by statute) on three month's notice given at any time

21.6 No employee of the Company has given notice to the Warrantor terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee of the Company is in arrear and unpaid other than his salary for the month current at the date of this Agreement

21.7 There are no agreements or other arrangements (whether or not legally binding) between the Company and any trade union or other body representing employees

21.8 There is no dispute between the Company and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining Agreement or other arrangement (whether binding or not) to which the Company is a party

21.9 The Warrantor has no notice that the Company has at any time not complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees and the Warrantor has no notice that there are any claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance

21.10 So far as the Warrantor is aware the Company is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any of its past or present directors, officers or employees or their dependants nor is it in the habit of making ex gratia or voluntary payments by way of superannuation allowance or pension and except as disclosed there are no pension schemes or arrangements for payment of pensions or death benefits or similar arrangements in operation or contemplated in relation to the Company and no associated costs or expenses will arise by reference to any pension scheme or arrangements at any time operated by the Company

INTELLECTUAL PROPERTY RIGHTS
----------------------------

22.1     The Company owns no intellectual property rights

22.2 Other than rights to re-sell computer software and hardware products no licence, permission or other right has been granted to the Company by any third party in respect of any intellectual property, including for the avoidance of doubt any intellectual property in computer software and hardware

22.3 So far as the Warrantor is aware the Know-How has not been disclosed to any person in whole or in part (other than to employees of the Company and the Purchaser and its advisers and associates) and there is no claim that has been made by any person alleging that the Know-How has been disclosed to the Company in circumstances amounting to a breach of confidence

22.4 The Warrantor has no notice that any of the processes, products or activities of the business of the Company infringes any right of any other person relating to intellectual property or involves the unlicensed use of information confidential to any person or gives rise to a liability for any royalty or similar payment

22.5 The Company does not trade under any name other than its full corporate name

23       ENVIRONMENTAL MATTERS

23.1 The Warrantor has no notice that the Company is in breach of the terms and conditions of Environmental Laws to which it is subject

23.2     The Company has not applied for and obtained any Environmental Permits

23.3 The Warrantor has received no notice that the operation of the business of the Company or any asset owned or used by the Company involves the use of, or the release or discharge into the Environment of, or contains, any dangerous, radioactive, toxic or hazardous substance or article prescribed or specified under any Environmental Laws to which the Company is subject as being prohibited or restricted or that release or discharge of any such substance or article exceeds or has exceeded any allowable or permissible quotas or limits prescribed or specified under any Environmental Laws to which the Company is subject

23.4 The Warrantor has not notice that there is any asset now owned or used by the Company which contains any dangerous, radioactive, toxic or hazardous substance or article or any waste or other pollutant or contaminant

23.5 The Warrantor has not notice that there is any civil, criminal or administrative action, claim, investigation or other proceedings threatened against the Company under the Environmental Laws to make good, repair, re-instate or clean up any land or other asset now owned, occupied or used by the Company or of any act, omission, event or circumstances giving rise or likely to give rise in the future to any such action, claim, investigation, proceedings or suit or any such liability or of other liabilities under any Environmental Laws to which the Company is subject

23.6 So far as the Warrantor is aware no protest, boycott, demonstration, adverse publicity campaign or other action is being conducted or threatened by any non-governmental organisation or pressure group in relation to the Company or its business, products, operations or activities

23.7     DEFINITIONS

         For the purposes of the Warranties in paragraphs 23.1 to 23.6:
         "Environment" means any land, including, without limitation, surface land and subsurface strata, sea bed or river bed under any water as defined below and any natural or man-made structures; water, including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers; and air, including, without limitation, air within buildings and other natural or man-made structures above or below ground;

         "Environmental Laws" means all or any applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular, code, order, notice, demand, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association, or any other person or body in any jurisdiction with regard to the pollution or protection of the Environment or harm to or the protection of human health or the health of animals or plants including, without limitation, laws relating to public and workers' health and safety, emissions, discharges or releases of chemicals, genetically modified organisms, noise or any other pollutants or contaminants, or industrial, radioactive, dangerous, toxic or hazardous substances, or wastes (whether in solid, semi-solid or liquid form or in the form of a gas or vapour into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of such substances or wastes;

         "Environmental Permits" means all or any permits, licences, covenants, approvals, certificates, qualifications, specifications, resignations and other authorisations, and the filing of all notifications, reports and assessments required under any Environmental laws for the operation of the business or the occupation or use of any of the Properties

24       PROPERTY WARRANTIES

24.1     TITLE

         24.1.1 The Property comprises all the property owned, occupied or otherwise used in connection with the business of the Company

         24.1.2 The Property is occupied or otherwise used by the Company in connection with its businesses under the terms of the Lease

         24.1.3 The information contained in Schedule 4 and the Lease is true and accurate in all respects

24.2     ENCUMBRANCES

         The Company's interest in the Property is:

         24.2.1 free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company

         24.2.2 not subject to any outgoings, other than general rates, water rates, and insurance premiums and, in the case of leasehold properties, rent and service charges

         24.2.3 not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other such rights vested in third parties

         24.2.4 are not subject to any option, right of pre-emption or right of first refusal


24.3     LEASEHOLD PROPERTIES

         24.3.1 The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the Lease and the last demand (or receipts for rent if issued) was unqualified, and the Lease is valid and in full force

         24.3.2 No licences, consents and approvals from the landlords have been obtained

         24.3.3   There is no rent review under the Lease currently in progress

         24.3.4 The Warrantor has received no notice of any outstanding and unobserved or unperformed obligation necessary to comply with any notice or other requirement given by the landlord under the Lease

         24.3.5 Except as disclosed by the Lease there is no obligation to reinstate the Property by removing or dismantling any alteration made to it by the Company

24.4     TENANCIES

         24.4.1 The Property is held subject to and with the benefit of the rights of occupation as set out in the Disclosure Letter and none other

                                   SCHEDULE 6

                         WARRANTIES RELATING TO TAXATION

1        GENERAL
         So far as the Warrantor is aware:-

1.1 The Company has made all returns it is required by law to make. All returns, claims for reliefs and allowances, applications and computations have been properly and punctually submitted by the Company to all relevant Taxation authorities (whether of the United Kingdom or elsewhere) and such returns, claims, applications and computations are complete, true and accurate, give full disclosure of all material facts and circumstances and are not the subject of any question or dispute nor are likely to become the subject of any question or dispute with any such taxation authority

1.2 The Company is and always has been resident only in the United Kingdom for taxation purposes. The Company is not liable to Taxation in any jurisdiction other than the United Kingdom

1.3 There are no circumstances which could adversely affect the entitlement of the Company to relief from, credit for or right of set-off against, Taxation

1.4 All payments by the Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has (if required by law to do so) accounted to the relevant taxation authority for the Taxation so deducted

1.5      The Company has not entered into any of the transactions specified in section 765 ICTA (migration etc of companies)

1.6 The Company is not liable as agent or lessee for any Taxation liability of another person

1.7 No Taxation authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation or on generally published statements of practice or generally published extra-statutory concessions) in relation to the Company's affairs

1.8 There has not been any transaction, arrangement, event or omission occurring after the Last Accounts Date:-

         1.8.1 which has caused or will cause any expenditure (including any payment of Taxation) incurred or deemed to have been incurred for Taxation purposes by the Company not to qualify for all or part of any relief, allowance, credit or deduction for Taxation purposes which might be expected by the Purchaser to be available to the Company; or

         1.8.2 which has given rise or will give rise: (a) to income or gains being deemed to arise to, or supplies being deemed to be made by, the Company for Taxation purposes, or (b) to any Taxation otherwise being assessable or chargeable on the Company when the relevant income or gains do not in fact accrue to or the relevant supplies are not in fact made by, the Company

1.9 There are set out in the Disclosure Letter with express reference to this warranty full details of all matters relating to Taxation in respect of which the Company (whether alone or jointly with any other person) has or at Completion will have an outstanding entitlement or obligation:-

         1.9.1 to make any claim (including a supplementary claim) for relief from Taxation;

         1.9.2 to make any election for one type of relief, or one basis, system or method of Taxation as opposed to another;

         1.9.3 to make any appeal (including a further appeal) against an assessment to Taxation;

         1.9.4 to make any application for the postponement of payment of Taxation; or

         1.9.5 to submit any return or provide particulars or information to any Taxation authority

1.10 No income has arisen in a territory outside the United Kingdom in respect of which any claim under section 584 ICTA (unremittable overseas income) has been made or is available to the Company

1.11 The Company has complied with all notices served on it by any taxation authority and no such notice remains outstanding

1.12 The Company has duly and punctually paid all Taxation which it has become liable to pay and it has never paid or become liable to pay any penalty, fine or surcharge in connection with Taxation

1.13 The transactions contemplated by this Agreement are carried out for bona fide commercial reasons and as far as the Vendors are concerned such transactions do not have as their main object, or one of their main objects, the obtaining of a tax advantage

1.14 Except as disclosed there are no facts or circumstances presently in existence such that on or after Completion the Vendors would be liable to the Company or the Purchaser under the terms of the Deed of Covenant

1.15 The Vendors have no knowledge that a charge to tax will arise on the Company or the Purchaser merely as a result of entering into or Completion of this Agreement

1.16 The Company has not had, and will not prior to Completion have, an associated company within the meaning of Section 13 ICTA


2.       DISTRIBUTIONS
         So far as the Warrantor is aware:

2.1 The Company has not since the Last Accounts Date made or agreed to make any distributions within the meaning of section 209 ICTA

2.2 The Company has not been concerned in any exempt distribution within sections 213 to 218 ICTA (demergers) within the period of five years preceding Completion

2.3      The Company has not issued any security (as defined in section 254(1)
         ICTA) outstanding on Completion in circumstances such that any interest or other payment payable in respect of it constitutes a distribution under section 209 ICTA

2.4      The Company has not made any repayment of share capital to which section 210(1) ICTA (bonus issue following repayment of share capital) might apply

2.5 The Company has not issued any share capital or securities as paid up other than by receipt of new consideration within the meaning of section 254 ICTA

3.       CAPITAL ALLOWANCE
         So far as the Warrantor is aware:

3.1 The aggregate book value of each of the assets of the Company, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the CAA 1990, in or adopted for the purposes of the Last Accounts does not exceed the aggregate residue of expenditure or written-down value attributable to such assets for the purposes of CAA 1990 and the aggregate book value of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowance has arisen under Part II CAA 1990 (machinery and plant) does not exceed the written-down value of the qualifying expenditure in respect of each such pool under the CAA 1990

3.2 All expenditure incurred by the Company or which it may incur under any subsisting commitment for the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing down allowances under Part II CAA 1990 (machinery and plant)

3.3 Since the Last Accounts Date nothing has happened as a result of which there may be made against the Company a balancing charge under the CAA 1990; or any disposal value may be brought into account under section 24 CAA 1990 (writing down allowances and balancing requirements); or there may be any recovery of excess relief within sections 46 or 47 CAA 1990 (recovery of excess relief); or a relevant event occurs within the meaning of section 138 CAA 1990 (scientific research)

3.4 There is not, and there are no circumstances which could give rise to, any dispute between the Company and any other person as to the entitlement to capital allowances under sections 51 to 59 CAA 1990 (fixtures)

3.5 The Company has not made any election under section 37 CAA 1990 (short life assets) nor has been taken to have made an election under sub-section (8) (c) of that section

4.       CAPITAL GAINS
         So far as the Warrantor is aware:

4.1 The book value in or adopted for the purposes of the Last Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 TCGA (expenditure: general) (excluding any indexation allowance) in respect of each such asset

4.2 The Company neither has an interest in nor has issued any deep discount security, deep gain security or qualifying convertible security as defined by paragraph 1(1) of Schedule 4 ICTA (deep discount securities), paragraph 1 of Schedule 11, FA 1989 (deep gain securities) or paragraph 2 of Schedule 8, FA 1990 (convertible securities) respectively

4.3 No debt owed to the Company would on its disposal give rise to a chargeable gain by reason of section 251 TCGA (disposals otherwise than as original creditor)

4.4 The Company does not have any interest in qualifying corporate bond to which Sections 116 and 117 TCGA (reorganisations, conversions, reconstructions etc.) apply

4.5 No benefit under any policy of assurance has been acquired by the Company which would on its disposal give rise to a chargeable gain by reason of section 210 TCGA (disposals otherwise than as original beneficial owner)

4.6 The Company does not have an interest in any assets which are wasting assets within section 44 TCGA (wasting assets) and which do not qualify for capital allowances

4.7 The Company has not made nor is entitled to make any claims under any of sections 152, 153, 165, 172, 175, 242, 243 or 247 TCGA insofar as such claims affect or would affect the chargeable gain or allowable loss which would arise on a disposal by the Company of any of its assets

4.8 The Company has not made nor is it entitled to make any claims or election under either of section 24 TCGA (assets lost or destroyed) or section 161 (3) or 161 (4) TCGA (appropriations to or from stock). The Company has not, since the Last Accounts Date, appropriated any asset forming part of its trading stock for any other purpose

4.9 The Company has not since the Last Accounts Date disposed of or acquired any asset in circumstances such that the provisions of section 17 TCGA (disposals and acquisitions treated as made at market value) could apply

4.10 The Company has not since the Last Accounts Date been a party to any depreciatory transactions for the purpose of section 176 TCGA (transactions in a group) or which could be treated as a depreciatory transaction under section 177 TCGA (dividend stripping)

4.11 The Company has not since the Last Accounts Date been a party to any value shifting arrangements under any of sections 29 to 34 TCGA (value shifting)

4.12 The Company has not made nor is entitled to make any claims under sections 48 or 280 TCGA (consideration due after time of disposal) to pay by instalments tax on chargeable gains

4.13 No election has been made under section 35 TCGA (assets held on 31 March 1982) in respect of the assets of the Company


5.       GROUPS OF COMPANIES
         So far as the Warrantor is aware:

5.1      The Company is not and has never been treated for the purposes of section 43 VATA (groups of companies) as a member of a group

5.2 The Company is not and never has been a 51 per cent subsidiary of any person within the meaning of section 838 ICTA (subsidiaries) nor has or has ever had a 51 per cent subsidiary as so defined

5.3 No tax-free benefit has ever been conferred either upon the Company or upon any person connected with the Company within the meaning of section 30 - 34 TCGA (value shifting). No scheme or arrangement has been effected under which such a tax-free benefit will be so conferred

5.4 None of the Company's assets and no relevant asset has been materially reduced in value within the meaning of section 30 TCGA (value shifting). No scheme or arrangement has been effected under which there will be such a reduction in value.

6.       VALUE ADDED TAX
         So far as the Warrantor is aware:

6.1 The Company is a registered and taxable person for the purposes of VATA and has complied with and observed in all respects the terms of all legislation, regulations, orders, provisions, directions, conditions and notices relating to value added tax. The Company has maintained and obtained accounts, appropriate or requisite for the purposes of value added tax which are complete, correct and up-to-date

6.2      The Company:-

         6.2.1 is not nor in the two years prior to Completion has been, in arrears with any payments or returns or notifications under the legislation, regulations, orders, provisions, directions, conditions or notices relating to value added tax, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provisions contained in the same;

         6.2.2 has not been required by H.M. Commissioners of Customs and Excise to give security;

         6.2.3 is not, and has not agreed to become, an agent, manager or factor for the purposes of section 47 VATA (agents etc.) of any person who is not resident in the United Kingdom;

         6.2.4 has not made, and will not make prior to Completion, any supplies that are exempt supplies; and

         6.2.5 has not made any election under paragraph 2 (1) of Schedule 10, VATA (election to waive exemption) in respect of land in which the Company now has any interest

6.3 The Company has not since the Last Accounts Date been, and will not prior to Completion be, treated for Taxation purposes as having made any supply of goods or services for the purposes of value added tax where no supply has in fact been made by the Company, including without limitation, deemed supplies under any of the following provisions:
         section 8 VATA (supplies received from abroad); section 44 VATA (supplies to groups); paragraph 6, Schedule 10, VATA (developers of certain non-residential buildings); Value Added Tax (Cars) Order 1989 (self supply of motor cars); paragraph 14; or paragraph 3, Value Added Tax (Self Supply of Construction Services) Order 1989 (self supply of construction services)

6.4 The Company does not use any schemes made under any of the following regulations: Value Added Tax (Supplies by Retailers) Regulations 1972 (special schemes for retailers); 523 VATA (cash accounting scheme); or Value Added Tax (Annual Accounting) Regulations 1988 (annual accounting scheme)

6.5 The Company is not for the purposes of paragraph 5(5) of Schedule 10, VATA (developers of certain non-residential buildings etc.) the developer of any building or work in respect of which the Company has not made an election under paragraph 2(1) of that Schedule

6.6 The Company has not in the two years prior to Completion received a surcharge liability notice under section 59 VATA (default surcharge) or a penalty liability notice under section 64A VATA (persistent misdeclarations)


7.       CLOSE COMPANIES

7.1      The Company is a close Company

7.2 The Warrantor has not notice that the Company has failed in respect of each accounting period ended on or before the Last Accounts Date but within seven years prior to Completion to give full and accurate disclosure to the Inland Revenue of all material facts and circumstances

7.3 So far as the Warrantor is aware no apportionment under section 423 ICTA (appointment of undistributed income) has been made or threatened against the Company, nor are there any circumstances that could give rise to such an apportionment

7.4 So far as the Warrantor is aware the Company is not, nor has ever been, liable to taxation under the provisions of sections 418 to 422 or paragraph 10 of Schedule 19, ICTA (close companies)

7.5 So far as the Warrantor is aware the Company has never made any transfer of the kind described in section 125 TCGA (transfer of assets at undervalue)

7.6 So far as the Warrantor is aware the Company has never made any transfer of value within the meaning of the Inheritance Tax Act 1984

7.7 Neither the assets owned by nor the shares of the Company are subject to an outstanding Inland Revenue charge as defined in section 237 Inheritance Tax Act 1984

7.8 No circumstances exist, or but for section 204 (6) Inheritance Tax Act 1984 would exist, such that a power of sale could be exercised in relation to any assets or shares of the Company pursuant to section 212 Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax)


8.       ANTI-AVOIDANCE
         So far as the Warrantor is aware:

8.1 No transaction has been entered into or event occurred since the Last Accounts Date in consequence of which the Company could be liable to Taxation and/or a penalty or fine or to denial of a relief, exemption or deduction pursuant to any of sections 34 to 37; 703 to 709; 729 to 738; ;747 to 767; 770 to 774; or 776 to 787 of ICTA or schedule 10 paragraph 14 (47)b TCGA

8.2 The Company has not carried out or been engaged in any transaction or arrangement such that the law provides that there may be substituted for the amount or value of the actual consideration given or received (or to be given or received) by the Company any different amount or value for Taxation purposes

8.3 In the three years prior to Completion there has not been a major change in the nature or conduct of any trade or business carried on by the Company such that could affect the ability of the Company to utilise after Completion advance corporation tax or trading losses under any of sections 245, 245A or 768 ICTA

8.4 No application has been made relating to the Company under the provisions of any of:-

         section 139 (5) TCGA (company reconstruction or amalgamation);
         section 215 ICTA (demergers);
         section 225 ICTA (purchase of own shares);
         section 707 ICTA (transactions in securities);
         section 765 ICTA (migration of companies);
         section 776 (11) ICTA (transactions in land);
         section 38 TCGA (reconstructions or amalgamations);

         the Inland Revenue press releases of 16th July 1984 relating to controlled foreign companies or of 9th May 1990 relating to Employee Share Ownership Plans (or any subsequent amendment or revision of such press releases)

9.       EMPLOYEES
         So far as the Warrantor is aware:

9.1 The Company has received no notifications or notices under section 166 ICTA (benefits in kind: notices of nil liability)

9.2 The Company does not operate any scheme approved under section 202 ICTA (charities: payroll deduction scheme) or registered under Chapter III of Part V ICTA (profit-related pay)

9.3 No officer or employee of the Company participates in any scheme approved under Schedule 9 ICTA (approved share option and profit sharing schemes) or is a beneficiary or potential beneficiary of a qualifying employee share ownership trust as defined in Schedule 5 FA 1989 (employee share ownership trusts)

9.4 Since the Last Accounts Date the Company has not received any payment to which section 601 to 603 ICTA applies (pension scheme surpluses: payments to employers)

9.5 All sums payable under the existing arrangements for remunerating officers and employees and rewarding persons rendering services to the Company are deductible for the purposes of section 74 or 75 ICTA (deductions)


10.      STAMP DUTIES
         So far as the Warrantor is aware:

10.1 There is no instrument which is necessary to establish the Company's title to any right or asset which is liable to stamp duty in the United Kingdom or elsewhere but which has not been duly stamped or which would attract stamp duty if brought within the relevant jurisdiction

10.2 The Company has complied in all respects with the provisions of Part IV, FA 1986 (stamp duty reserve tax) and with any regulations made under the same and the Company is not and will not become liable to pay stamp duty reserve tax by reference to any Agreement which fell within the terms of section 87(1) of that Act

11.      NATIONAL INSURANCE
         So far as the Warrantor is aware:

         The Company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any schemes or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

                                   SCHEDULE 7

                         WARRANTOR PROTECTION PROVISIONS

A.       LIMITATION OF LIABILITY UNDER THE WARRANTIES AND DEED OF COVENANT


1. Notwithstanding anything to the contrary contained in clause 6 of this Agreement and the Deed of Covenant the Warranties and the covenants contained in the Deed of Covenant shall be qualified by the provisions of the Schedule and in the event of any inconsistency between the provisions of this Schedule and the provisions of clause 6 or Schedule 5 and or of the Deed of Covenant the provisions of this Schedule shall prevail

2. The Warrantor shall not be liable in respect of any claim under the Warranties or the covenants contained in the Deed of Covenant to the extent that the matter or matters giving rise to such claim are disclosed in the Disclosure Letter and/or within the actual or constructive knowledge of the Purchaser its agents or advisers

3. The liability of the Warrantor in respect of any breach of the Warranties and of the covenants contained in the Deed of Covenant shall be limited as follows:

         3.1 The aggregate maximum liability of the Warrantor in respect of all and any claims under the Warranties and under the Deed of Covenant shall in no event exceed(pound)120,000

         3.2 The Warrantor shall not be liable in respect of any claim under the Warranties or under the Deed of Covenant where the amount of such claim does not exceed(pound)500

         3.3 The Warrantor shall not be liable in respect of all and any claims made by the Purchaser under the Warranties or under the Deed of Covenant unless and until the aggregate cumulative liability of the Warrantor in respect of all and any such claims (ignoring for those purposes all and any claims in respect of which the Warrantor does not have any liability pursuant to the provisions of cause 3.2 above) exceeds (pound)5,000 in which event the Warrantor shall be liable only for the excess

4. The Warrantor shall not be liable in respect of any claim under the Warranties or under the Deed of Covenant unless it shall have been made in the case of the Deed of Covenant before the expiry of 6 years from the date of the Last Accounts and in the case of all other Warranties before the expiry of 2 years from Completion

5. No claim under the warranties or under the Deed of Covenant shall be deemed to have been made unless notice of such claim has been made in writing to the Warrantor specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and the amount claimed

6. Any claim in respect of which notice shall be given in accordance with clause 5 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Warrantor not later than the expiry of the period of 12 months after the date of such notice

7. Where the Purchaser and/or the Company is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties or under the Deed of Covenant then the Purchaser shall procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Warrantor in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any taxation payable by the Purchaser or the Company as a result of its receipt) or (if an amount shall already have been paid by the Warrantor in respect of that claim) there shall be repaid to the Warrantor an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery and any taxation payable by the Purchaser or the Company as a result of its receipt) or (if less) the amount of such payment

8. Without prejudice to the generality of clause 7 above the provisions of clause 7 shall apply:

         8.1 where the Company is entitled to recover from its insurers any sum in respect of any matter giving rise to a claim under the Warranties or the Deed of Covenant

         8.2 to the extent that the Warrantor is liable to the Purchaser under the Warranties or under the Deed of Covenant by reason of an obligation of the Company to pay advance corporation tax and the Company obtains the benefit or reduction in liability to mainstream corporation tax by reason of such payment then the Purchaser shall procure that the Company shall make all such claims and elections as will result in such benefit or reduction obtained as soon as reasonably possible

9. The Warrantor shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the Warranties or in respect of a claim under the Deed of Covenant

         9.1 if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Last Accounts of the Company or in previous audited accounts of the Company or in subsequent management accounts

         9.2 if and to the extent any liability of the Company included in its Last Accounts or in previous audited accounts of the Company or in subsequent management accounts of the Company has been discharged or satisfied below the amount attributed to it or included in respect of it in those audited accounts

         9.3 if and to the extent any contingency or other matters provided against in the Last Accounts of the company has in the event been over-provided for

         9.4 if and to the extent that any breach of the Warranties or liability under the Deed of Covenant occurs as a result of or is otherwise attributable to the Purchaser or the Company disclaiming any part of the benefit of capital or other allowance against taxation claims or proposed to be claimed on or before the date of the Agreement

         9.5 if and to the extent that such claim is attributable to any voluntary act or omission of or transaction or arrangement carried out by the Purchaser or the Company, after Completion otherwise than in the ordinary course of business

         9.6 if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser of the Company to make any claim election surrender or disclaimer or give notice or consent or to do any other thing under the provisions of any enactment or regulation relating to taxation after Completion the making giving or doing of which was taken into account in computing the provision for taxation in the Last Accounts or in previous audited accounts of the Company or in subsequent management accounts

         9.7 if and to the extent that such claim relates to a liability for Taxation which would not have arisen but for any winding up or cessation after Completion of any trade or business carried on by the Company

         9.8 if and to the extent such claim would not have arisen but for a change in the nature of the business of and/or accounting policy or practice of the Company after Completion

10. The amount of any claim for breach of the Warranties or under the deed of Covenant shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim was made

11. Nothing in this Schedule shall derogate from the Purchaser's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties or in respect of which a claim may be made under the Deed of Covenant

12. For the avoidance of doubt the Purchaser shall not be entitled to recover damages in respect of any claim for breach of the Warranties and/or of the covenants contained in the Deed of Covenant where to do so would involve recovery more than once in respect of the same loss or damage

13. The Purchaser shall as soon as it or the Company becomes aware of any matter or event ("the Matter") which might give rise to a claim under the Warranties or the Deed of Covenant immediately give notice in writing to the Warrantor of the Matter

14. The Purchaser shall provide and shall procure that the Company will provide to the Warrantor and the Warrantor's professional advisers reasonable access to premises and personnel and to any relevant assets documents and records within their power possession or control for the purpose of investigating the Matter and enabling the Warrantor to take such action as referred to in Clause 15 below and shall allow the Warrantor and his advisers to take copies of any relevant documents or records at the cost of the Warrantor

15. The Purchaser shall and shall procure that the Company will allow the Warrantor (using professional advisers nominated by the Warrantor) to take such action and institute and conduct such proceedings on behalf of the Purchaser or the Company as the Warrantor may reasonably request to dispute resist appeal compromise defend remedy or mitigate the Matter or to enforce against any third party the rights of the Company in relation to the Matter. The Warrantor shall fully indemnify the Purchaser and the Company against all reasonable costs and expenses incurred as a result of any action taken by the Warrantor pursuant to this sub-clause

16. The Purchaser shall not and shall procure that the Company shall not admit liability in respect of or compromise or settle the Matter without the prior written consent of the Warrantor (such consent not to be reasonably withheld or delayed)

17. The Warranties and the covenants in the Deed of Covenant are given on the basis of the Company continuing to carry on business after Completion as a going concern

B        ACCESS

1. The Purchaser will after Completion give to the Warrantor and his representatives reasonable facilities to inspect all of the books and records relating to the Company as are delivered to the Purchaser under this Agreement and (at the Warrantor's cost) to take copies and extracts from them at all reasonable times and on reasonable advance notice within the period of 3 years from and after Completion

SIGNED  by                              )
IAN STUART REAY                         )
in the presence of:-                    )




SIGNED BY                               )
JAYNE ELIZABETH HOLMES                  )
in the presence of                      )







SIGNED by                               )
on behalf of                            )
EUROTELECOM CORPORATION LIMITED         )
in the presence of                      )